Exhibit 10.3

PORTIONS OF INFORMATION CONTAINED IN THIS AGREEMENT HAVE BEEN

EXCLUDED FROM THIS AGREEMENT BECAUSE THEY ARE BOTH NOT MATERIAL AND

THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUDED INFORMATION IS MARKED AS [***] BELOW

www.wimp2warrior.com
info@wimp2warrior.com
ABN: 72 163 057 565

Wimp 2 Warrior Limited
ACN 163 057 565
Level 1, Suite 1
29-33 The Corso
Manly, NSW, 2095

August 20, 2021

Jonathan Hart

[***]

Dear Jonathan,

Terms and conditions of Consultancy Engagement

On behalf of Wimp 2 Warrior Limited (ACN 163 057 565) (Company) we are pleased to confirm your engagement as a consultant to the Company (full particulars of the consulting party’s details are set out in the Schedule) (Consultant) on the terms and conditions set out in this letter (Engagement Letter).

This Engagement Letter supersedes and replaces all other negotiations, understandings and agreements between you and the Company in relation to the subject matter of this Engagement Letter.

Set out below are the terms and conditions of your engagement with the Company.

1.	Appointment and role

1.1	We confirm your appointment as a Consultant of the Company which commenced on the date as set out in the Schedule (Commencement Date). Your appointment is governed by the terms of this Engagement Letter.

1.2	Your role as a Consultant will be that of an independent contractor on a consulting basis.

1.3	Continuation of your appointment is subject to the terms of this Engagement Letter. Your appointment as a Consultant may be terminated in the following circumstances:

(a)	(Breach): if either you or the Company breaches a material term or obligation contained in this Engagement Letter (Breaching Party), and the breach (which is capable of remedy) is not remedied within 5 days of written notice of the breach being served on the Breaching Party, then the non- Breaching Party may immediately terminate this Engagement Letter (and your appointment) on written notice;

(b)	(Notice): either you or the Company may elect (without any reason) to terminate this Engagement Letter (and your appointment) with 14 days written notice to the other party;

(c)	(Summary Termination): the Company may immediately terminate this Engagement Letter (and your appointment) on written notice in the following instances:

(i)	you become bankrupt or make any arrangement or composition with your creditors generally;

(ii)	you become of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental health;

(iii)	you are involved in an event or do or omits to do something, whether in the course of or in relation to your consultancy or otherwise (including in any personal or private capacity) which in the reasonable opinion of the Company:

A.	involves moral turpitude or dishonesty;

B.	would bring the Company or you into public disrepute, contempt or scandal; or

C.	would tend to reflect unfavourably on the Company, any of its products or services, or any of its suppliers or customers.

2.	Duties as a Consultant

2.1	As part of your appointment as a Consultant you will attend to the specific duties as detailed in the Schedule (Duties).

2.2	You must faithfully and diligently perform the Duties and exercise the powers consistent with the position of a Consultant to the Company:

(a)	with the utmost good faith towards the Company and its associated entities both in carrying out your duties under this Engagement Letter and in all your dealings with the Company and its associated entities;

(b)	except in the case of absence by reason of illness or incapacity or on leave in accordance with this letter, perform your duties in a proper and efficient manner to the best of your knowledge and ability;

(c)	conduct yourself in accordance with the commercial and ethical standards commensurate with your position;

(d)	to promote the interests of the Company and its associated entities;

(e)	promptly report to the Company’s Chief Executive Officer who is set out in the Schedule (or Reporting Officer) or such person as the Company Board may from time to time determine, all information and explanations as may be required in connection with matters relating to your engagement or the business of the Company;

(f)	not act, or be seen to be acting, in conflict with the best interests of the Company without the written consent of the Company, and if such conflict appears possible or arises, you must notify the Reporting Officer at the earliest opportunity; and

(g)	to always act in the best interests of the Company and its associated entities.

2.3	It is agreed that you will spend not less than the hours per calendar month as set out in the Schedule (Minimum Hours) undertaking the Duties and tasks in respect of the engagement. You acknowledge and agree that, having regard to the nature of your position, the operational requirements of the Company and your Remuneration Package (defined below), such additional hours are reasonable. Your Remuneration Package includes compensation for work outside normal hours and you will not be entitled to any additional remuneration or other benefit for work outside these hours. In the event that you incur more than the Minimum Hours undertaking the duties for 3 consecutive months, you and the Company’s Chief Executive Officer (or Reporting Officer) will meet to discuss the existing work load, the anticipated future work load and any necessary review the of arrangements (in good faith).

3.	Consultant’s Remuneration

3.1	The Company will remunerate you for the provision of the services to the Company with a remuneration package as set out in the Schedule (Remuneration Package).

3.2	You acknowledge that the Remuneration Package is in full and final compensation for the services and duties you will undertake for the Company pursuant to this engagement from the Commencement Date.

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3.3	The total value of the Remuneration Package is inclusive of any fringe benefits tax or other tax for which the Company becomes liable in relation to any of the components of the Remuneration Package (if applicable).

3.4	An increase in those fees may be determined by the Board, and subject to obtaining any shareholder approvals required under the Company’s Constitution and the ASX Listing Rules or other exchange (if any).

4.	Costs and expenses

4.1	The Company will reimburse you for all out-of-pocket expenses directly incurred in the performance of your duties as a Consultant.

4.2	It is a condition precedent to your entitlement to reimbursement of expenses under paragraph 4.1 that you provide the Company with reasonable evidence and documentation (such as invoices) of the expenses incurred and that the incurring of the expenses otherwise complies with the applicable policies of the Company in force from time to time. You also acknowledge that you will obtain the Company’s consent prior to incurring any expense greater than $500.

5.	Leave entitlements

Not applicable.

6.	Disclosure of interests

6.1	You are required to disclose to the Company in writing your interests and any matters which affect your independence and any matters which may give rise to a conflict of your personal interests and your duties as a Consultant. You are required to notify the Company anytime there is any change in these interests.

7.	Payment of accrued entitlements upon termination

7.1	On termination of your consultancy arrangement you will be entitled to receive any benefit to which you are entitled under the terms of a Company scheme or incentive plan as at the date of termination.

8.	Confidential Information

8.1	In this Engagement Letter, Confidential Information means all information, know-how, intellectual property, ideas and technology of the Company or its associated entities including, without limitation, copyrights, technical data, trade secrets, business plans, marketing plans, sales plans, financial information, business records, research and development information, inventions, designs, processes and any data bases, data surveys, customer lists, specifications, drawings, records, reports, software or other documents or information whether in writing or otherwise.

8.2	By signing this Engagement Letter you acknowledge that all Confidential Information you receive and acquire during the course of your engagement with the Company is the exclusive property of the Company and its associated entities and will be protected by this Engagement Letter throughout the world.

8.3	You undertake during and after your engagement with the Company not to:

(a)	use any Confidential Information, except to the extent necessary for the performance of your duties as a Consultant; and

(b)	disclose Confidential Information directly or indirectly or give access to the Confidential Information to any person, other than:

(i)	to those persons to whom disclosure is required in order to perform your duties as an Consultant;

(ii)	to legal and financial advisers; or

(iii)	as required by law or the laws of any stock exchange.

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8.4	You agree to maintain adequate facilities and procedures to prevent loss or unauthorised disclosure of all Confidential Information.

8.5	This paragraph 8 survives termination of this Engagement Letter and your engagement with the Company.

9.	Intellectual property

9.1	By signing this Engagement Letter you acknowledge and agree that the Company owns each of the following items and any intellectual property in them (whether registrable or not) being anything:

(a)	you make, discover or develop in connection with the Company or its associated entities during your engagement with the Company;

(b)	you make, discover or develop within 12 months after the termination of your engagement with the Company if it is based on something you made, discovered, developed or conceived in connection with your engagement with the Company; and

(c)	you make, discover or develop after you leave the Company using information obtained during your engagement with the Company.

9.2	You must promptly do all things and execute all documents as the Company may from time to time consider necessary and desirable for the purposes of securing to the Company the registration of any intellectual property rights or the ownership of any intellectual property.

9.3	This paragraph 9 survives termination of this Engagement Letter and your engagement with the Company.

10.	No solicitation and other obligations following termination or expiration of appointment

You must not at any time after the expiration or termination of this Engagement Letter:

(a)	approach directly or indirectly any employee or director of the Company to influence him or her to cease employment with, or resign his or her directorship with, the Company or otherwise entice him or her away from the Company; or

(b)	do any act or thing whatsoever which may injure, impair or reduce, or be likely to injure, impair or reduce, the business goodwill or reputation of the Company or its standing in the eyes of the public or any of its members.

11.	Return of property on termination

On termination of your engagement with the Company, you must return to the Company all Confidential Information physically capable of delivery and all tangible property of the Company including but not limited to all books, documents, papers, materials, credit cards and keys (including those parts of all notes and other records based on or incorporating Confidential Information belonging to the Company).

12.	Governing law

This Engagement Letter is governed by, and is to be construed in accordance with, the laws of New South Wales and the parties submit themselves to the exclusive jurisdiction of the Courts of that jurisdiction.

13.	Notices

Service of any notice under or relating to this Engagement Letter will be sufficiently served:

(a)	if delivered personally to the party to be served;

(b)	if left at or sent by pre-paid registered post to:

(i)	such address as may be specified from time to time by the party:

(ii)	the last known place of abode or business of the party to be served; or

(iii)	the registered office of any party to be served which is a company, and in the case of posting such notice will be deemed to have been duly served on the second day after such notice has been posted; or

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(c)	if sent by email:

(i)	where the email is sent during a Business Day (being a day that is not a Saturday, Sunday or a public holiday in New South Wales) on return of a receipt produced by the system to which the email was sent which confirms successful transmission of the email to the email address of the recipient or, where no return receipt is produced by the recipient’s email system, by 5pm (Sydney time) on the day the email was sent; or

(ii)	where the email is sent after 5pm (Sydney time) the email will be deemed to be received at 9am on the next Business Day.

14.	Further assurance

Each party must sign all documents, and do all acts and things, that may reasonably be required in order to implement and give full effect to the provisions and purposes of this Engagement Letter before and after its execution.

15.	No waiver

No failure to exercise or any delay in exercising any right, power or remedy under this document will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

16.	Severance

Any provision of this document which is or becomes illegal, void or unenforceable in any jurisdiction:

(a)	is severable;

(b)	will be ineffective and severable in that jurisdiction to the extent of the illegality, voidness or unenforceability;

(c)	will not invalidate the remaining provisions of this document; and

(d)	will not affect the validity or enforceability of that provision in any other jurisdiction.

17.	Counterparts

This Engagement Letter may be executed in any number of counterparts and all counterparts taken together will constitute one document.

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18.	Variation and entire agreement

The terms and conditions set out in this document may only be varied, replaced or terminated by agreement in writing signed by yourself and an authorised representative of the Company.

These terms and conditions will continue to govern your engagement as an independent contractor (on a consultancy basis) with the Company despite any changes from time to time to your position, duties and responsibilities, remuneration, working hours or location, unless otherwise agreed in writing.

To accept the terms and conditions of this Engagement Letter, please sign and date this letter where indicated below, and return one copy to the Company’s offices, marked to the attention of the Company Secretary.

Yours sincerely,

/s/ Nick Langton	/s/ Angus Benbow
Nick Langton	Angus Benbow
Cofounder & Co-CEO	Co-CEO & Chief Revenue Officer
Wimp 2 Warrior Limited	Wimp 2 Warrior Limited

Acceptance of Engagement Letter

I, Jonathan Hart, understand and accept the engagement as a Consultant of the Company on the terms and conditions contained in this Engagement Letter.

Signature: /s/ Jonathan Hart

Full Name: Jonathan Hart

Date: 22 August 2021

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Schedule – Particulars

No	Item	Description

1.	Consultant	Jonathan Hart, Hart Consulting

2.	Commencement Date	23 August, 2021

3.	Period of engagement	Until terminated in accordance with Engagement Letter

4.	Duties	Company Secretary duties as directed by CEO’s and the Board of Wimp 2 Warrior, including but not limited to:

(a)	providing strategic and commercial advice to the Company’s Board as and when requested;

(b)	meeting with the Company’s Chief Executive Officer and Chairman prior to and or after Board meetings as required to discuss strategy and related matters and issues;

(c)	meetings with the Company’s management to provide guidance on the execution of Company’s strategies, workshop ideas and coach as required;

(d)	engage with external parties as required (including but not limited to auditors, risk & compliance, investment banks, legal advisors etc); and

(e)	such other specific duties and tasks as assigned to you by the Company’s Chief Executive Officer from time to time.

5.	Minimum Hours	Not less than 35 hours per calendar month (equivalent to a minimum of one day per week)

6.	Remuneration Package

Total cash payment amount per month of: AUD$3,333.33 + GST

Eligibility for an annual grant of options under the Wimp 2 Warrior Equity Share Options Plan (ESOP), of AUD$60,000. This holding will be made in escrow over a 3 year period, unless a prior condition of release is met (eg. A liquidity event). For full details regarding the ESOP, please refer to the ESOP document.

7.	Reporting Officer	Chief Executive Officer

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